                                                                   EXHIBIT 10.19


                   SOFTWARE SUPPORT AND MAINTENANCE AGREEMENT

      THIS SOFTWARE SUPPORT AND MAINTENANCE AGREEMENT (the "Agreement") is made to be effective as of January 1, 2004 (the "Effective Date") and is by and among CENTURY SURETY COMPANY, an Ohio corporation ("Century"), EVERGREEN NATIONAL INDEMNITY COMPANY, an Ohio corporation ("Evergreen"), and CONTINENTAL HERITAGE INSURANCE COMPANY, an Ohio corporation ("CHIC"). Evergreen and CHIC are hereinafter sometimes referred to collectively as the "Companies" and each individually as a "Company." All references herein to the "parties" or a "party" refer to Century, on the one hand, and the Companies (or either of them), on the other hand.

                                    RECITALS

      WHEREAS, Century and the Companies have entered into a Software License Agreement on even date herewith ("Software License Agreement"), whereby Century has granted a nonexclusive, royalty-free perpetual license to certain proprietary software known as CIMS to each of the Companies (the "CIMS Software"); and

      WHEREAS, the Companies now desire to retain Century to provide certain technical support and maintenance services for the CIMS Software and other software ("Non-Proprietary Software") as further identified on Schedule 1 attached hereto (collectively, the "Software"), and Century desires to provide such support and maintenance services to the Companies, all pursuant to and under the terms and conditions of this Agreement.

      NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

                                   ARTICLE 1.
                           SUPPORT SERVICES BY CENTURY

      1.1 SCOPE OF SUPPORT: Pursuant to this Agreement and the terms and conditions contained herein, Century shall provide services to the Companies for the Software in accordance with the scope of services set forth on Schedule 2 attached hereto (the "Support Services"). Such Support Services shall include such access and license to upgrades, patches and new releases of the CIMS Software as may be developed by Century, in its sole discretion, from time to time. Notwithstanding the foregoing, nothing herein shall be construed to require Century to issue and/or develop such upgrades, updates, patches or new releases to the CIMS Software. Except as may be otherwise expressly provided in this Agreement, Century shall be under no obligation to provide any additional support services or other services to the Companies, and the Support Services shall be limited to those services specifically listed in Schedule 2 attached hereto. Further, nothing herein shall require Century to provide, and Century shall not provide and the Companies shall not accept, any Support Services with respect to the Non-Proprietary Software in violation of Century's license agreement with the owner or vendor of such Non-Proprietary Software.

      1.2 SUPPORT USAGE: Payment by the Companies of the Annual Support and Maintenance Fee set forth in Article 2 herein shall entitle the Companies to use of the Support Services on an as-needed basis during the Term of this Agreement. Century shall be under no obligation whatsoever to provide any support, maintenance, upgrades, patches or new versions if the Companies fail to pay the applicable Annual Support and Maintenance Fees, nor shall Century be under any obligation to provide any upgrades, new versions or enhancements of any kind to the Software after termination of this Agreement for any reason. Any software programs not listed on Schedule 1 attached hereto shall not be deemed a part of this Agreement or of Century's support and maintenance obligations hereunder. Under no circumstances will Century be obligated to support any Software which Century no longer supports for its own operations.

      1.3 LICENSE TO UPGRADES AND RELEASES: So long as the Companies have paid all applicable Annual Support and Maintenance Fees set forth in Article 2 herein, upon termination of this Agreement for any reason other than for a breach by the Companies, the Companies shall have a nonexclusive, fully paid up, royalty free, perpetual license to use and modify, for the Companies' business operations, the CIMS Software, including upgrades, patches and new releases thereof, released by Century up to the termination date and/or through the annual period for which the Companies have paid all such applicable Annual Support and Maintenance Fees. In addition to the restrictions set forth in
Section 7.12, the license granted herein shall not permit the Companies, and the Companies shall be prohibited from, copying the CIMS Software for sale, license, lease, rental or other transaction to any third-parties (other than an affiliate (within the meaning of Ohio Revised Code Section 3901.32) of such party, provided that such affiliate may use and disclose the Confidential Information only if and to the extent that the Companies may do so under the terms of this Agreement); provided further, that the Companies shall not be prohibited from providing copies of the CIMS Software to a third-party who is not a competitor of Century for the sole purpose of permitting such third-party to provide integration or similar services to the Companies, for their own internal business purposes, so long as the Companies by contract prohibit such third party from disclosing or using the CIMS Software for any purpose other than to provide such services to the Companies. The license granted herein for upgrades, patches and releases shall be null and void, and all rights shall be retained by Century, if the Companies fail to pay the applicable Annual Support and Maintenance Fees.

      1.4 ADDITIONAL SERVICES: Should the Companies desire Century to provide additional services for customization or modifications to the CIMS Software ("Additional Services"), the Companies may make such requests of Century, and Century shall consider such requests in good faith. However, any requests by the Companies for such Additional Services shall be subject to the following:

            (a) if the Additional Services requested by the Companies pertain directly to the existing functionality of a then current version of the CIMS Software, Century will provide such Additional Services to the Companies, subject to Sections 1.4(c) and 1.4(d) hereof;

            (b) if the Additional Services requested by the Companies do not pertain directly to the existing functionality of a then current version of the CIMS Software, Century shall consider such request in good faith, but shall have no obligation to perform such Additional Services for the Companies, and Century shall have no liability or obligations whatsoever to the Companies with respect to such Additional Services requested by the Companies that Century declines to perform pursuant to this Section 1.4(b);

            (c) should Century provide Additional Services pursuant to Section 1.4(a), or should Century, in its sole and absolute discretion, provide Additional Services pursuant to Section 1.4(b), the parties agree to negotiate in good faith an arms-length transaction governing the scope, payment and all other details regarding such Additional Services. Should Century provide Additional Services pursuant to either 1.4(a) or 1.4(b), the Companies agree to pay Century for the Additional Services, on a time and materials basis, and Century will bill the Companies at customary market hourly rates and fees, and costs, including per diem and travel charges, if applicable, for any such Additional Services;

            (d) under no circumstances will Century be required to deploy additional internal personnel and/or resources to provide Additional Services to the Companies. Century will, in its sole and absolute discretion, determine what personnel and resources it will utilize for the Additional Services, and Century shall have full rights and authority, in its sole and absolute discretion, to outsource any and/or all of the Additional Services to outside vendors, consultants and/or third-parties. Century will have no liability whatsoever with respect to any Additional Services outsourced to third-parties. Any fees, costs, charges and expenses related to Additional Services billed by third-parties and/or outside consultants or vendors will be passed through to the Companies, and the Companies shall bear the full and absolute responsibility for payment to such third-party vendors and/or consultants. In addition to its other indemnification obligations contained herein, the Companies shall fully defend, indemnify and hold Century harmless from and against any and all claims, damages, losses, judgments and expenses, including reasonable attorney's fees, arising out of, or related to the Companies' failure to pay any such third-party vendors and/or consultants;

            (e) so long as the Companies have paid in full all applicable fees and charges for any and all Additional Services as agreed between the parties, upon termination of this Agreement for any reason other than for a breach by the Companies, the Companies shall have a nonexclusive, fully paid up, royalty free, perpetual license to use and modify the CIMS Software as modified by the Additional Services for the Companies' business operations. In addition to the restrictions set forth in Section 7.12, the license granted herein shall not permit the Companies, and the Companies shall be prohibited from, copying the CIMS Software for sale, license, lease, rental or other transaction to any third-parties (other than an affiliate (within the meaning of Ohio Revised Code Section 3901.32) of such party, provided that such affiliate may use and disclose the Confidential Information only if and to the extent that the Companies may do so under the terms of this Agreement); provided further, that the Companies shall not be prohibited from providing copies of the CIMS Software to a third-party who is not a competitor of Century for the sole purpose of permitting such third-party to provide integration or similar services to the Companies, for their own internal business purposes, so long as the Companies by contract prohibit such third party from disclosing or using the CIMS Software for any purpose other than to provide such services to the Companies. The license granted herein shall be null and void, and all rights shall be retained by Century if the Companies fail to pay any and all fees and charges for such Additional Services. Century shall not be under any obligation to provide any additional services, customizations, upgrades, updates, new versions or enhancements relating to the CIMS Software, after termination of this Agreement for any reason.

                                   ARTICLE 2.
                                      FEES

      2.1 ANNUAL FEE FOR SUPPORT AND MAINTENANCE: In exchange for Century's provision of the Support Services, the Companies jointly and severally agree to pay Century, subject to the Limitations imposed in Section 2.4 and the further limitations and requirements set forth in Section 7.13 hereof, an Annual Support and Maintenance Fee of One Hundred Thousand Dollars ($100,000.00), per annum. This Annual Support and Maintenance Fee shall not cover or include any Additional Services or other services that may be provided to the Companies by Century pursuant to Section 1.4 herein.

      2.2 PAYMENT TERMS FOR ANNUAL SUPPORT AND MAINTENANCE FEE: The Annual Support and Maintenance Fee shall be due and payable quarterly, in advance, in four equal quarterly installments, with each installment being due and payable on the first day of each calendar quarter during which this Agreement is in effect. The Annual Support and Maintenance Fee shall be prorated on a daily basis for periods during which this Agreement is in effect which constitute less than a full calendar quarter. Any payment due under this Agreement which remains unpaid after the due date shall accrue interest per annum at the rate equal to the prime rate of interest listed in the Wall Street Journal (Midwest Edition) as part of its daily report on money rates plus one percent (1%) on the date the payment was due until the date it is paid.

      2.3 RENEGOTIATION OF ANNUAL SUPPORT AND MAINTENANCE FEE. (A) At the request of either party on or about the first year anniversary of this Agreement, the Annual Support and Maintenance Fee shall be reviewed by both parties to determine if adjustments are necessary or appropriate. If the actual usage of the Support Services compared to that reasonably anticipated by the parties as of the date of this Agreement (based on historical usage), or any other material increase or material decrease in the level of Support Services provided to the Companies, has occurred, the parties shall renegotiate the Annual Support and Maintenance Fee in good faith. Any such adjustment must be agreed to in writing by both parties.

      (B) In the event that, at any time during the term of this Agreement, the combined annualized gross written premiums of the Companies exceed, or are anticipated to exceed, Fifty Million Dollars ($50,000,000.00), Century shall have the right to increase the Annual Support and Maintenance Fee; provided that the amount of such increase shall be negotiated in good faith by the parties. Any such increase must be agreed to in writing by both parties. In calculating the annualized gross written premiums of the Companies for this purpose, premiums for bail business shall be determined on a gross premium basis.

      2.4 LIMITATIONS ON ANNUAL SUPPORT AND MAINTENANCE FEE. Notwithstanding anything in this Article 2 or otherwise to the contrary, for so long as Century and the Companies are "affiliates" within the meaning of Ohio Revised Code
Section 3901.32, the Annual Support and Maintenance Fee shall be equal to an amount which is no greater than that permitted pursuant to Ohio Revised Code
Section 3901.34(A), and no adjustment in the Annual Support and Maintenance Fee shall become effective until the parties have complied with the notice requirements of Ohio Revised Code Section 3901.341.

                                   ARTICLE 3.
                             DUTIES OF THE COMPANIES

      DUTIES:  The Companies shall:

            (a) pay all fees under this Agreement as they become due;

            (b) designate primary and alternate personnel contacts for purposes of obtaining and providing Support Services under this Agreement;

            (c) install and use the current or immediate prior release of the Software on the Companies' system in accordance with the instructions and documentation provided by Century;

            (d) provide Century with dial-in or internet access to the Companies' computer system during Century's regular support hours upon request, and/or, at Century's discretion, provide and facilitate its own dial-in or internet access to Century's computer system with assistance from Century as reasonably required;

            (e) provide notice and documentation of any Software problems or errors to Century in a timely manner; and

            (f) obtain and maintain all licenses necessary for the Companies to use the Non-Proprietary Software and receive the Support Services with respect thereto, and to indemnify and hold Century harmless against any claim by any third party that the

      Company does not have the right to use and receive the Support Services with respect to the Non-Proprietary Software;

                                   ARTICLE 4.
                                   WARRANTIES

      4.1 WARRANTIES: Century hereby represents and warrants that the Support and Maintenance Services provided under this Agreement shall be performed in a workmanlike manner, with professional diligence and skill; provided, however, that ultimate Software testing and acceptability with respect to the Software, Support and Maintenance Services and Additional Services is the sole responsibility of the Companies, and Century makes no representations or warranties with respect to same.

      4.2 DISCLAIMER OF ALL OTHER WARRANTIES: THE LIMITED WARRANTY SET FORTH IN THIS ARTICLE 4 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED OR OTHERWISE, FOR THE PRODUCTS OR SERVICES. THE SOFTWARE, SUPPORT AND MAINTENANCE SERVICES AND ADDITIONAL SERVICES ARE PROVIDED BY CENTURY TO THE COMPANIES ON AN "AS IS" AND "WHERE IS" BASIS AND CENTURY SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE EXPRESSLY HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES. THE PARTIES FURTHER AGREE THAT THIS AGREEMENT IS FOR THE PROVISION OF SERVICES AND THAT THEREFORE, THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO THIS AGREEMENT.

                                   ARTICLE 5.
                             LIMITATION OF LIABILITY

      LIMITATION OF REMEDIES AND LIABILITIES: The Companies agree that Century's liability and the Companies' sole and exclusive remedy pursuant to any claim of any kind, including but not limited to a claim in contract, negligence, professional malpractice or strict liability, against Century or any of its affiliates, shall be the re-performance of the Support Services or Additional Services during the Term. UNDER NO CIRCUMSTANCES SHALL CENTURY OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY WHATSOEVER OF ANY KIND FOR ANY COMPENSATORY, EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT OR REVENUE, LOSS OF USE, LOST PRODUCTION, OR CONSEQUENTIAL PROPERTY DAMAGE; COST OF CAPITAL; COST OF REPLACEMENT EQUIPMENT; OR CLAIMS RESULTING FROM OR ARISING OUT OF THIS AGREEMENT IN ANY MANNER.

                                   ARTICLE 6.
                              TERM AND TERMINATION

      6.1 TERM: The term of this Agreement shall commence as of the Effective Date, and continue for so long as the Companies shall pay the Annual Support and Maintenance Fees and applicable fees for any Additional Services, unless sooner terminated hereunder, pursuant to this Article 6 (the "Term").

      6.2 TERMINATION FOR CONVENIENCE: At any time after the one (1) year anniversary of the Effective Date, and provided that all applicable charges and fees owed by the Companies have been paid in full, the Companies may terminate this Agreement for convenience by providing ninety (90) days' prior written notice to Century. At any time after the one (1) year anniversary of the Effective Date, Century may terminate this Agreement for convenience by providing one (1) year prior written notice to the Companies.

      6.3 TERMINATION FOR BREACH: Either party may terminate this Agreement if the other party is in material breach of any of its obligations under this Agreement, and if the defaulting party fails to remedy such breach within thirty
(30) days after written notice of such breach (or be in the process of remedying such breach if the remedy in good faith cannot be completed within the thirty
(30) day period). In case of a termination under the provisions of the previous sentence, and except as limited by Articles 4 and 5 hereof, the non-defaulting party may pursue any and all remedy available in law or in equity under applicable law with respect to such breach, including, but not limited to, injunctive relief. If Century terminates this Agreement for the Companies' breach of non-payment, all rights to the CIMS Software and the Support Services related to such non-payment shall immediately revert to Century and neither Company shall have any further rights with respect to such Software and Support Services. Notwithstanding the foregoing, nothing herein shall be construed to in any way effect or terminate the prior license granted by Century to the Companies in the Software License Agreements.

      6.4 TERMINATION FOR CHANGE IN OWNERSHIP OR CONTROL: If, at any time after Century and the Companies cease to be "affiliates" within the meaning of Ohio Revised Code Section 3901.32, ProAlliance Corporation ceases to beneficially own, directly or indirectly, a majority of the issued and outstanding voting stock of one or both of the Companies, Century may terminate this Agreement (but only with respect to the Company no longer beneficially owned by ProAlliance Corporation, if not both Companies) upon not less than one hundred eighty (180) days advance written notice to the Companies.

      6.5 TERMINATION FOR BANKRUPTCY OR INSOLVENCY: Either party may terminate this Agreement under the following circumstances:

            (a) immediately if the other party becomes the subject of a liquidation or similar proceeding commenced under Chapter 3925, Ohio Revised Code; applies for or consents to the appointment of a receiver; makes a general assignment for the benefit of creditors' admits in writing its inability to pay debts as they mature; files a petition or answer seeking a reorganization or arrangement with creditors under any insolvency law; or if a decree of any court is entered adjudging the party to be insolvent or approving a reorganization or arrangement under any insolvency law (which decree is not set aside within thirty days after it is entered)

            (b) immediately if the other party sells, pledges or assigns its assets, or a majority of its assets to any third-party, or if said party ceases to do business in the ordinary course.

      6.6 TERMINATION RIGHTS: The rights of either party to terminate under this
Article 6 are cumulative and the existence of the right under any provision or subsection in this Agreement is not exclusive of the right under any other provision or subsection. Except for a termination pursuant to Section 6.2, or a termination under Section 6.3 for Century's breach, upon any other termination of this Agreement, all rights granted herein to the Companies shall terminate and all such rights shall immediately revert to Century.

                                   ARTICLE 7.
                                     GENERAL

      7.1 ASSIGNABILITY: Neither Company may not assign this Agreement, or any of its or their rights or obligations hereunder, without the prior written consent of Century which may be exercised in the sole discretion of Century. Any attempted or purported assignment which is not in compliance with this Section
7.1 shall be null and void, and Century shall have no obligations to any such purported assignees.

      7.2 AMENDMENTS: No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto. Any waiver of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. For so long as Century and the Companies are "affiliates" within the meaning of Section 3901.32, O.R.C., no amendment to this Agreement shall become effective until the parties have complied with the notice requirements of Section 3901.341, O.R.C.

      7.3 GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

      7.4 ENTIRE AGREEMENT: This Agreement and the Schedules hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all negotiations, preliminary agreements and proposals, and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matter hereof. All Exhibits attached hereto are incorporated into this Agreement and constitute a part hereof.

      7.5 SEVERABILITY: In the event any provision of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected thereby and shall continue to be valid and enforceable and if, for any reason, any applicable authority finds that any provision of this Agreement is invalid, illegal or unenforceable as written, but by limiting such provision it would become valid, legal and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

      7.6 HEADINGS: The captions and headings of this Agreement are for convenience of reference only and are not to be used to interpret, explain or define the scope or extent of this Agreement or any of its terms or conditions.

      7.7 STATUS OF PARTIES: Nothing contained in this Agreement and no action taken by the parties pursuant hereto shall be deemed to constitute the parties a partnership, an association, joint venture or other entity. Neither the Companies nor Century has, and neither shall hold itself or themselves out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other, pursuant to this Agreement.

      7.8 NOTICE: All notices which either party may be required or desire to give to the other party shall be in writing and shall be given by personal service, telecopy, registered mail or certified mail (or its equivalent), or overnight courier to the other party at its respective address or telecopy telephone number set forth below. Mailed, notices and notices by overnight courier shall be deemed to be given upon actual receipt by the party to be notified. Notices delivered by telecopy shall be confirmed in writing by overnight courier and shall be deemed to be given upon actual receipt by the party to be notified.

      If to Century:          Century Surety Company
                              465 Cleveland Avenue
                              Westerville, Ohio 43082
                              Attn: John A. Marazza, Executive Vice President
                                      and Secretary
                              Telephone: 614-895-2000
                              Facsimile: 614-895-2707
                              jmarazza@procentury.com

      If to the Companies:    Evergreen National Indemnity Company and/or
                              Continental Heritage Insurance Company
                              465 Cleveland Avenue
                              Westerville, Ohio 43082
                              Attn:  Roswell P. Ellis, President
                              Telephone: 614-895-2000
                              Facsimile: 614-895-2707
                              rellis@centurysurety.com

A party may change its address or addresses set forth above by giving the other party notice of the change in accordance with the provisions of this section.

      7.9 HEADINGS. The section headings in this Agreement are solely for convenience and shall not be considered in its interpretation. The recitals set forth on the first page of this Agreement are incorporated into the body of the Agreement. The Exhibit referred to in this Agreement is attached to this Agreement and is incorporated into this Agreement. Unless the context clearly indicates, words used in the singular include the plural, words in the plural include the singular and the word "including" means "including but not limited to".

      7.10 WAIVER. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not affect in any way the foil right to require the performance at any subsequent time. The waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of the provision itself. Any course of performance shall not be deemed to amend or limit any provision of this Agreement. Any notice or demand desired or required to be given hereunder shall be in writing and (unless otherwise specified herein) deemed given when personally delivered (including delivery by commercial overnight courier service), or when deposited in the United States mail, postage prepaid, sent certified or registered, and addressed to the address set forth on the signature page hereof, or to such other address or person as hereafter may be designated in writing by the applicable party.

      7.11 SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto (and their respective heirs, successors, legal representative and permitted assigns) any rights, remedies, liabilities or obligations under or by reason of this Agreement.

      7.12 CONFIDENTIALITY. Each party acknowledges that the CIMS Software and all business information relating thereto is propriety and confidential and contains confidential information, trade secrets and other valuable proprietary information (collectively with the CIMS Software, the "Confidential Information"). Each party agrees not to, directly or indirectly, disclose, disseminate or share the Confidential Information to or with any competitor of the other party without the prior written consent of the other party; provided however, that no party shall be prohibited hereby from disclosing, disseminating or sharing the Confidential Information with a competitor who, at the time of such disclosing, disseminating or sharing, is either (a) an affiliate (within the meaning of Ohio Revised Code Section 3901.32) of such party, provided that such affiliate may use and disclose the Confidential Information only if and to the extent that the disclosing party may do so under the terms of this Agreement; or (b) performing due diligence in connection with discussions regarding a possible acquisition or affiliation, provided that such competitor enters into a confidentiality agreement with the disclosing party which prohibits such person's use or disclosure of the Confidential Information.

      7.13 REGULATORY ACCESS TO BOOKS AND RECORDS; SAP COMPLIANCE. The parties shall make the records relating to this Agreement available to the Ohio Department of Insurance for its review as soon as is reasonably practicable after receiving a request for such records. Charges or fees for services performed shall be reasonable and in conformity with statutory accounting principles consistently applied. The books, accounts and records shall be so maintained as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges or fees to the respective parties. The requirements of this Section 7.13 shall apply for so long as Century and the Companies are "affiliates" within the meaning of Ohio Revised Code Section 3901.32.

      To further clarify the intention of the parties hereto, so long as the Companies remain affiliates as stated above, the reasonableness of the charges or fees to the respective parties shall be construed as if a cost sharing agreement and expenses shall be apportioned in accordance with SSAP 70, "Allocation of Expenses."

      Additionally, the quarterly advance installments of the Annual Support and Maintenance Fee shall be reconciled by the parties (i.e. "true up") with applicable actual costs (including all direct and indirect costs) on at least a semi-annual basis with any differences between actual costs and compensation paid under the Agreement shall be either carried forward or charged back to Evergreen and CHIC.

      When the parties are no longer considered affiliates pursuant to Section 3901.32, O.R.C., the true-up shall occur as soon as practicable thereafter.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

CENTURY:                                  EVERGREEN:

Century Surety Company                    Evergreen National Indemnity Company

Accepted By: /s/ Christopher J. Timm      Accepted By: /s/ Roswell P. Ellis
             -----------------------                   -------------------------

Printed Name: Christopher J. Timm         Printed Name: Roswell P. Ellis
              ----------------------                    ------------------------

Title: President                          Title: President
       -----------------------------             -------------------------------

Date: January 1, 2004                     Date: January 1, 2004
      ------------------------------            --------------------------------


                                          CHIC:

                                          Continental Heritage Insurance Company

                                          Accepted By: /s/ Roswell P. Ellis
                                                       -------------------------

                                          Printed Name: Roswell P. Ellis
                                                        ------------------------

                                          Title: President
                                                 -------------------------------

                                          Date: January 1, 2004
                                                --------------------------------

SCHEDULES TO BE ATTACHED:

(Attach all relevant schedules from the following list)

Schedule 1: Description of the Software pursuant for which Century will provide
            Support

Schedule 2: Scope of Support Services provided by Century

                                   SCHEDULE 1

      Description of CIMS Software and other Software to be governed by this
Agreement:

CIMS

The CIMS Software System consists of the following modules:

-      Policy System

-      Claims System

-      Billing System

-      Quote System

-      Audit System

-      Management Reporting

-      Expense System

-      Regulatory Communication and Control System (RCCS)


OTHER SOFTWARE (NON-PROPRIETARY SOFTWARE)

Other software consists of the following:

-      Freedom Reinsurance System

-      Great Plains Financials

-      The Complete Package (annual statement)

-      ImageRight Imaging System

-      Onbase Imaging System

                                   SCHEDULE 2

                 Description of Support and Maintenance Services

The technical support and maintenance services are:

Systems, Technical Support, Upgrades and Patches: Software updates and releases will take place on systems located at Century. While the Software Support and Maintenance Agreement is in effect Century will act as the technology department for the Companies. General Release Software Upgrades are versions of the CIMS Software that are released from time-to-time by Century in its sole discretion, and incorporate changes that are enhancements to the CIMS Software, provided however, any new software programs not listed on Schedule 1 attached hereto shall not be deemed a part of this Agreement or of Century's support and maintenance obligations hereunder. Patches are enhancements of the CIMS Software that incorporate changes correcting specific problems that are sufficiently important to warrant distribution prior to release of the next General Release Software Upgrade.

Century will provide access to servers located at Century to support the applications in Schedule 1. Century will provide support and maintenance on all technologies necessary to support the software listed in Schedule 1.

Telephone and Electronic Support: During Century's Regular Support Hours, Century shall provide telephone and electronic support to assist the Companies in the use of the Software. Regular Support Hours are defined as 9:00 a.m. to 4:30 p.m. Eastern Time, Monday through Friday, excluding holidays observed by Century. To use telephone support, personnel of the Companies shall call Century at Century's support service telephone number which is 614-823-6399. For electronic support, personnel of the Companies shall contact Century's support personnel at helpdesk@centurysurety.com. The support representative will work to resolve the problem with the Companies' technical personnel. If deemed necessary by Century's support representative, and agreed to by the Companies, Century will access the Companies' computer via modem to aid in diagnosis of a problem.